1 Home Campus Des Moines, IA 50328

Assertion of Management of Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A.

As of and for the year ended December 31, 2005, Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A. (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers.

As of and for this same period, the Company had in effect a fidelity bond along with an errors and omissions policy in the amounts of $100 million and $20 million, respectively.

/s/ Michael J. Heid	February 21, 2006
Michael J. Heid, Division President, Capital Markets, Finance & Administration
Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A.

/s/ Franklin R. Codel	February 21, 2006
Franklin R. Codel, Executive Vice President, Finance and Corporate Real Estate
Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A.

/s/ Mary Coffin	February 21, 2006
Mary Coffin, Executive Vice President, Servicing & Post Closing
Wells Fargo Home Mortgage,a division of Wells Fargo Bank, N.A.

/s/ Cara K. Heiden	February 21, 2006
Cara K. Heiden, Division President, Nat'l Consumer & Institutional Lending
Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A.

Wells Fargo Home Mortgage
is a division of Wells Fargo Bank, N.A.